Filed Pursuant to Rule 433
Registration Statement No. 333-166301

SLM FUNDING LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS SLM FUNDING LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT SLM FUNDING LLC AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, SLM FUNDING LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-800-321-7179.

Free-Writing Prospectus

$821,000,000
SLM Student Loan Trust 2011-2
Issuing Entity
SLM Funding LLC
Depositor
Sallie Mae, Inc.
Sponsor, Master Servicer and Administrator
Student Loan-Backed Notes

On or about May 26, 2011, the trust will issue:

Class	Principal	Interest Rate	Maturity
Floating Rate Class A-1 Notes	$622,000,000	1-month LIBOR plus 0.60%	November 25, 2027
Floating Rate Class A-2 Notes	$175,000,000	1-month LIBOR plus 1.20%	October 25, 2034
Floating Rate Class B Notes	$ 24,000,000	1-month LIBOR plus 0.90%	October 25, 2046

The trust will make payments primarily from collections on a pool of consolidation FFELP student loans.  Interest and principal on the notes will be payable monthly on the 25th day (or if such day is not a business day, the next business day) of each calendar month, beginning in July 2011.  In general, the trust will pay principal, sequentially, to the class A-1 and class A-2 notes, in that order, until each such class of notes is paid in full, and then to the class B notes until paid in full.  Interest on the class B notes will be subordinate to interest on the class A notes and principal on the class B notes will be subordinate to both principal and interest on the class A notes.  Credit enhancement for the notes consists of excess interest on the trust student loans, subordination of the class B notes to the class A notes, overcollateralization and the reserve account.  In addition, the trust will deposit funds, on the closing date, into the capitalized interest account.  These funds will be available only for a limited period of time.  The interest rates on the notes will be determined by reference to LIBOR.  A description of how LIBOR is determined appears under “Additional Information Regarding the Notes—Determination of Indices—LIBOR” in the base prospectus.

We are offering the notes through the underwriters when and if issued.  Application has been made for the notes to be listed on the Official List of the Luxembourg Stock Exchange and to be traded on the Luxembourg Stock Exchange’s Euro MTF Market.

We are not offering the notes in any state or other jurisdiction where the offer is prohibited.

This document constitutes a “free-writing prospectus” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

The notes are asset-backed securities issued by and are obligations of the issuing entity, which is a trust. They are not obligations of or interests in SLM Corporation, the sponsor, administrator, master servicer, depositor, any seller, any underwriter or any of their affiliates.

The notes are not guaranteed or insured by the United States or any governmental agency.

_______________ Joint Book-Runners
Barclays Capital		J.P. Morgan
_______________ Co-Manager
RBC Capital Markets
____________ May 23, 2011

The Information in this Free-Writing Prospectus

The information contained herein refers to and supplements certain of the information contained in the Prospectus Supplement, dated May 19, 2011 (the “prospectus supplement”).  Capitalized terms not defined herein shall have the meanings ascribed to such terms in the prospectus supplement.

Ratings of the Notes

It is a condition to the issuance and sale of the class A notes that they be rated in the highest investment rating category by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”).  It is a condition to the issuance and sale of the class B notes that they be rated in one of the three highest investment rating categories by Moody’s and S&P. A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency.

A rating addresses only the likelihood of the timely payment of stated interest and the payment of principal at final maturity, and does not address the timing or likelihood of principal distributions prior to final maturity.

SLM Student Loan Trust 2011-2
Issuing Entity

$622,000,000 Floating Rate Class A-1 Student Loan-Backed Notes
$175,000,000 Floating Rate Class A-2 Student Loan-Backed Notes
$24,000,000 Floating Rate Class B Student Loan-Backed Notes

SLM Funding LLC
Depositor

Sallie Mae, Inc.
Sponsor, Master Servicer and Administrator
_____________

Joint Book-Runners

Barclays Capital
J.P. Morgan
_____________

Co-Manager

RBC Capital Markets
_____________

May 23, 2011